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                                                                     Exhibit 5.1

                [LUSE GORMAN POMERENK & SCHICK, P.C. LETTERHEAD]

April 7, 2006

Energy Services Acquisition Corp.
2450 First Avenue
Huntington, West Virginia 25703

Reference is made to the Registration Statement on Form S-1 (the "Registration Statement") filed by Energy Services Acquisition Corp. (the "Company"), a Delaware corporation, under the Securities Act of 1933, as amended (the "Act"), covering (i) 10,000,000 Units, with each Unit consisting of one share of the Company's common stock, par value $.0001 per share (the "Common Stock"), and two warrants to each purchase one share of the Company's Common Stock (the "Warrants") to the sole underwriter for whom Ferris, Baker Watts, Incorporated is acting as the sole underwriter (the "Underwriter"), (ii) up to 1,500,000 Units (the "Over-Allotment Units") which the Underwriter will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to 500,000 Units (the "Purchase Option Units") which Ferris, Baker Watts, Incorporated will have the right to purchase ("Purchase Option") for its own account or that of its designees, (iv) all shares of Common Stock and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Units, the Over-Allotment Units, the Purchase Option Units, the Warrants and the Common Stock to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.

2. Each of the Purchase Option and Warrants constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,


/s/ Luse Gorman Pomerenk & Schick, P.C.
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Luse Gorman Pomerenk & Schick, P.C.